Exhibit 99.3

FOR IMMEDIATE RELEASE

Nocera (Nasdaq: NCRA) Regains Nasdaq Bid Price Compliance;

Three Binding Transactions in Sixty Days Advance Nocera Holdings

Nasdaq Confirms the Matter Is Now Closed Following Fifteen Consecutive Business Days Above $1.00, as Nocera Builds Its Position in the Global AI and Energy Infrastructure Build-Out

TAIPEI, Taiwan, July 28, 2026 ([WIRE SERVICE]) -- Nocera, Inc. (Nasdaq: NCRA) (“Nocera” or the “Company”), a diversified technology-focused holding company operating under the Nocera Holdings strategy, today announced that it has received written notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2).

In its letter dated July 28, 2026, Nasdaq Listing Qualifications Staff determined that for the fifteen consecutive business days from July 7 through July 27, 2026, the closing bid price of the Company’s common stock was at or above $1.00 per share. Nasdaq stated that the Company “has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.”

The determination resolves the deficiency notification issued by Nasdaq on February 2, 2026’. The Company’s closing bid price regained the $1.00 minimum following the completion of its 1-for-30 reverse stock split, which became effective at 4:30 p.m. Eastern Time on July 6, 2026, with the common stock commencing trading on a split-adjusted basis on The Nasdaq Capital Market on July 7, 2026 under the existing ticker symbol “NCRA.”

Recent Business Developments

During the compliance cure period, the Company continued to execute on its business strategy. On July 8, 2026, Nocera announced a binding agreement to acquire an equity interest in INERGX, an integrated energy storage and power platform designed to deliver mission-critical power and battery energy-storage systems to AI data centers, defense, industrial operations and critical infrastructure.

That transaction was the third executed under the Nocera Holdings strategy in under sixty days. On June 8, 2026, the Company entered into a binding venture platform agreement with U.S.-based Digital Innovations Group, developer of the proprietary IRMA AI Engine, establishing Digital Innovations Venture Group, a platform focused on identifying, funding and accelerating innovative technology companies. On June 16, 2026, Nocera acquired a minority equity stake in CampaignPulse.ai, an artificial intelligence company developing simulation-driven campaign intelligence, predictive analytics and decision-support technologies.

Each of these transactions was entered into while the Company was simultaneously restructuring its share capital and resolving its listing standing.

Management intends to continue building the Nocera Holdings portfolio through disciplined capital allocation, prioritizing transactions it believes can compound value across the platform, and is actively evaluating additional acquisitions and strategic investments across its target sectors. The Company continues to evaluate a range of financing structures to support its acquisition pipeline and will pursue those it believes are most accretive to shareholders over the long term.

”Regaining compliance is an important milestone, and we are pleased that Nasdaq has closed this matter,” said Andy Jin, Chief Executive Officer of Nocera, Inc. ”We remain focused on executing our Nocera Holdings strategy through disciplined acquisitions and strategic investments that we believe can create long-term value for stockholders.”

1

Industry Trends

Nocera’s recent investments are directed toward sectors that management believes present significant long-term growth potential. According to published estimates from McKinsey & Company, global AI infrastructure spending is projected to approach $7 trillion by 2030. The International Energy Agency has projected that global data-center electricity demand will more than double to approximately 945 terawatt-hours by 2030. There can be no assurance that these industry projections will prove accurate or that the Company will benefit from any such trends.

Management believes reliable, scalable power has emerged as one of the principal constraints on next-generation artificial intelligence deployment. The Company’s investments in AI infrastructure, energy storage and applied AI platforms are intended to position Nocera at the convergence of these trends.

Nocera continues to actively evaluate additional acquisitions, strategic investments and partnerships across artificial intelligence, AI infrastructure, data centers, robotics, biotechnology, blockchain and digital assets, and expects to provide further updates as they progress.

About Nocera, Inc.

Nocera, Inc. (Nasdaq: NCRA) is a Nevada corporation executing a strategic transformation into a diversified holding company focused on identifying and expanding opportunities across high-growth sectors including artificial intelligence, AI infrastructure, data centers, robotics, biotech, blockchain and digital assets. The Company is focused on strategic acquisitions, partnerships, investments and operational platforms positioned to capitalize on emerging global technology trends. Leveraging international relationships and market access across Asia and other emerging global markets, Nocera Holdings seeks to build long-term shareholder value through scalable businesses, infrastructure opportunities and next-generation technologies shaping the future digital economy.

For more information, please visit www.Nocera.company and www.noceraholdings.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties.

These risks and uncertainties include, but are not limited to: the Company’s ability to maintain compliance with all applicable Nasdaq continued listing requirements; restrictions on eligibility for future compliance periods in the event of subsequent bid price deficiencies; the outcome of any pending or future Nasdaq listing qualification matters; the parties’ ability to complete contemplated transactions on the terms described or at all; the Company’s ability to realize the anticipated strategic benefits of its investments; the early-stage nature of certain of the technologies referenced; the Company’s ability to identify, negotiate and consummate acquisitions or strategic investments on favorable terms or at all; the availability of capital and the terms on which it may be obtained; potential dilution to existing stockholders; the Company’s limited operating history in the AI, infrastructure and energy sectors; the volatility of digital asset markets; risks related to operating in international markets; general economic and business conditions; and various other factors beyond the Company’s control. Readers are encouraged to review the risk factors included in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Actual results may differ materially from those expressed or implied by these forward-looking statements. Nocera undertakes no obligation to update any forward-looking statements except as required by applicable law.

Contact

Phoenix MGMT & Consulting

PR@PhoenixMGMTConsulting.com

888-228-0122

# # #

2